CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Lifestream Technologies, Inc. Post Falls, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 16, 2002, relating to the consolidated financial statements of Lifestream Technologies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Spokane, WA

July 10, 2003